Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS
August 11, 2025	NYSE: NGS

Natural Gas Services Group, Inc.
Reports Second Quarter 2025 Financial and Operating Results;
Increases 2025 Adjusted EBITDA Guidance

MIDLAND, Texas August 11, 2025 (GLOBE NEWSWIRE) Natural Gas Services Group, Inc. (“NGS” or the “Company”) (NYSE:NGS), a leading provider of natural gas compression equipment, technology, and services to the energy industry, today announced financial results for the three months ended June 30, 2025. The Company also provided updated guidance today, increasing both the low- and high-end of its full-year 2025 Adjusted EBITDA guidance to $76 - $80 million (from $74 - $79 million), citing continued strength in its business and contracted large horsepower unit deployments in the second half of 2025.

Second Quarter 2025 and Recent Highlights
•Rental revenue of $39.6 million for the second quarter of 2025 representing a 13.3% year-over-year increase and a 1.7% sequential increase compared to the period ended March 31, 2025.
•Net income of $5.2 million, or $0.41 per diluted share, for the second quarter of 2025 compared to net income of $4.3 million or $0.34 per diluted share for the comparable period; net income up $0.3 million or 6.9% sequentially.
•Adjusted EBITDA of $19.7 million for the second quarter of 2025, representing a 19.5% year-over-year increase and up 1.9% sequentially. See Non-GAAP Financial Measures – Adjusted EBITDA, below.
•Leverage ratio at June 30, 2025, was 2.31x.
•Initiated first quarterly cash dividend of $0.10 per share and authorized a share repurchase program of up to $6 million, underscoring confidence in cash generation and a disciplined capital allocation strategy.

Management Commentary and Outlook
“We delivered another record-setting quarter, reflecting the strength of our technology, our high level of service to customers, and our operational discipline,” said Justin Jacobs, Chief Executive Officer. “Utilized rental horsepower reached an all-time high of 499,000. Adjusted EBITDA was a record $19.7 million in the second quarter which brings first-half Adjusted EBITDA to $39.0 million. We are deploying large-horsepower gas engine and electric motor units in key basins, and we are increasingly seeing opportunities to displace our competitors. While news around tariffs, commodity volatility, and broader macro uncertainty remain top of mind, we continue to see healthy demand for compression and our services.”

“In light of our first-half performance and the scheduled deployment of large-horsepower units in the second half of the year, we are raising our full-year 2025 Adjusted EBITDA guidance to $76 - $80 million,” said Jacobs. “We expect continued momentum through 2025 and into 2026, driven by new large horsepower unit sets.”

Jacobs added, “Our confidence in the business and its trajectory led to the initiation of a quarterly dividend and the authorization of a share repurchase program. We are starting the dividend at a modest level as we are deploying relatively more capital into new units than our peers in 2025, and we expect that trend to continue in 2026. At the same time, we are maintaining flexibility to pursue both organic growth and accretive M&A opportunities.”

“Our financial position remains a competitive strength. With the lowest leverage among public peers — 2.31x at quarter-end — and a demonstrated ability to monetize non-cash assets, we believe we are well positioned to capitalize on strategic opportunities.”

Exhibit 99.1

Corporate Guidance — 2025 Outlook

Driven by strong first-half results, contractual large horsepower additions, and continued confidence in our ability to execute our strategy, the Company raises its full-year 2025 Adjusted EBITDA guidance to $76 - $80 million.

The Company expects 2025 growth capital expenditures of $95 - $115 million, the vast preponderance of which consists of new units under contract. Furthermore, we invest capital in new units only when we have a multi-year contract. The revision incorporates clearer timing for growth capex in the second half of 2025 and early 2026 tied to the deployment of approximately 90,000 horsepower. Customer deployments remain on schedule and the timing of deployments as previously noted is heavily weighted to the second half of 2025 and early 2026 as reflected by year-to-date capital expenditures. Additionally, the Company anticipates 2025 maintenance expenditures of $11 - $14 million and its target return on invested capital of 20% remains unchanged.

Outlook
NEW FY 2025 Adjusted EBITDA	$76 million - $80 million
FY 2025 Growth Capital Expenditures	$95 million - $115 million
FY 2025 Maintenance Capital Expenditures	$11 million - $14 million
Target Return on Invested Capital	At least 20%

Jacobs concluded, “We remain focused on operational excellence, disciplined capital allocation, and creating long-term value for our shareholders. With strong contracted growth, robust rental demand, and a flexible capital framework, we are confident in our ability to drive sustained performance through the remainder of 2025 and beyond.”

Subsequent Events - 2025 Third Quarter

On July 30, 2025, our Board of Directors declared a cash dividend of $0.10 per share to stockholders of record as of August 8, 2025 expected to be paid on August 22, 2025.
On August 5, 2025, Brian Tucker, NGS management, and the Board reached the difficult decision that Mr. Tucker will transition out of his role as President and Chief Operating Officer. This was driven solely by an unfortunate and unexpected family loss which changed Mr. Tucker's personal circumstances. His transition will take place over the next several months with a target end date of October 31, 2025. Mr. Tucker remains fully committed to NGS during this time and beyond, if necessary. The Board and NGS management want to acknowledge not only the many significant contributions Brian has made to the success of the Company, but also the tremendous strength and dedication he has shown while facing an unexpected and profound personal challenge. We are deeply grateful for his leadership, his sacrifice, and the legacy he helped create.
On August 8, 2025, our Board of Directors approved a share repurchase program (the “Repurchase Plan”). The Repurchase Plan provides for the repurchase of shares of our common stock from time to time in the open market as conditions, cash reserves, cash flows and the evaluation of uses of cash for operations, growth and share repurchase may allow. The Repurchase Plan is authorized for up to $6 million and expires on August 6, 2027.

2025 Second Quarter Financial Results

Revenue: Total revenue for the three months ended June 30, 2025, increased 7.5% to $41.4 million from $38.5 million for the three months ended June 30, 2024. This increase was solely attributable to higher rental revenues for the comparable periods. Rental revenue increased 13.3% to $39.6 million from $34.9 million in the second quarter of 2024 due to the addition of higher horsepower packages and pricing improvements. As of June 30, 2025, we had 498,651 rented horsepower (1,198 utilized units) compared to 454,568 horsepower (1,242 utilized units) as of June 30, 2024, reflecting a 9.7% increase in total utilized horsepower.

Gross Margins and Adjusted Gross Margins: Total gross margins, including depreciation expense increased to $15.4 million for the three months ended June 30, 2025, compared to $13.4 million for the same period in 2024 and decreased on a sequential basis from $15.7 million for the three months ended March 31, 2025. Total adjusted gross margin, exclusive of depreciation expense, increased to $24.2 million for the three months ended June 30, 2025, compared to $21.0 million for the same period in 2024. For a reconciliation of Gross Margin, see Non-GAAP Financial Measures – Adjusted Gross Margin, below.

Operating Income: Operating income for the three months ended June 30, 2025, was $9.9 million compared to operating income of $8.5 million for the comparable 2024 period. On a sequential basis, operating income increased $0.4 million compared to $9.5 million for the period ended March 31, 2025.

Exhibit 99.1

Net Income: Net income for the three months ended June 30, 2025, was $5.2 million, or $0.41 per diluted share, compared to net income of $4.3 million, or $0.34 per diluted share, for the comparable 2024 period. On a sequential basis, net income increased $0.3 million when compared to net income of $4.9 million, or $0.38 per diluted share, in the first quarter of 2025. The significant year-over-year increase in net income was driven by the material increase in rental revenue and the associated gross margin impact, partially offset by higher selling, general and administrative expense and rental equipment depreciation. The sequential improvement in net income was primarily driven by the retirement of primarily small horsepower rental equipment in the first quarter, partially offset by higher rental depreciation in the second quarter.

Cash Flows: As of June 30, 2025, cash and cash equivalents were $0.3 million, while working capital was $24.1 million. For the three months ended June 30, 2025, cash flows provided by operating activities were $11.0 million, while cash flows used in investing activities was $25.7 million. This compares to cash flows from operating activities of $25.5 million and cash flows used in investing activities of $16.9 million for the comparable three-month period in 2024. Cash flow used in investing activities during the second quarter of 2025 included $25.8 million in capital expenditures.

Adjusted EBITDA: Adjusted EBITDA increased 19.5% to $19.7 million for the three months ended June 30, 2025, from $16.5 million for the same period in 2024. The increase was primarily attributable to higher rental revenue and rental adjusted gross margin. Sequentially, Adjusted EBITDA increased 1.9% when compared to $19.3 million for the three months ended March 31, 2025.

Debt: Outstanding debt on our revolving credit facility as of June 30, 2025, was $182.0 million. Our leverage ratio as of June 30, 2025, was 2.31x and our fixed charge coverage ratio was 3.04x. The Company is in compliance with all terms, conditions and covenants of the credit agreement.

Selected data: The tables below show revenue by product line, gross margin and adjusted gross margin for the trailing five quarters. Adjusted gross margin is the difference between revenue and cost of sales, exclusive of depreciation.

	Revenues
	Three months ended
	June 30, 2024	September 30, 2024	December 31, 2024	March 31, 2025	June 30, 2025
	(in thousands)
Rental	$34,926	$37,350	$38,226	$38,910	$39,580
Sales	2,270	1,843	997	1,927	750
Aftermarket services	1,295	1,493	1,435	546	1,052
Total	$38,491	$40,686	$40,658	$41,383	$41,382

	Gross Margin
	Three months ended
	June 30, 2024	September 30, 2024	December 31, 2024	March 31, 2025	June 30, 2025
	(in thousands)
Rental	$13,211	$15,043	$14,865	$15,634	$15,294
Sales	(50)	(258)	(531)	(181)	(254)
Aftermarket services	269	151	296	264	310
Total	$13,430	$14,936	$14,630	$15,717	$15,350

Exhibit 99.1

	Adjusted Gross Margin (1)
	Three months ended
	June 30, 2024	September 30, 2024	December 31, 2024	March 31, 2025	June 30, 2025
	(in thousands)
Rental	$20,698	$22,908	$23,107	$24,070	$24,052
Sales	21	(185)	(449)	(89)	(161)
Aftermarket services	283	169	321	275	332
Total	$21,002	$22,892	$22,979	$24,256	$24,223

	Adjusted Gross Margin %
	Three months ended
	June 30, 2024	September 30, 2024	December 31, 2024	March 31, 2025	June 30, 2025
Rental	59.3%	61.3%	60.4%	61.9%	60.8%
Sales	0.9%	(10.0)%	(45.0)%	(4.6)%	(21.5)%
Aftermarket services	21.9%	11.3%	22.4%	50.4%	31.6%
Total	54.6%	56.3%	56.5%	58.6%	58.5%

	Compression Statistics (at end of period):
	Three months ended
	June 30, 2024	September 30, 2024	December 31, 2024	March 31, 2025	June 30, 2025
Horsepower Utilized	454,568	475,534	491,756	492,679	498,651
Total Horsepower	552,599	579,699	598,840	603,391	596,322
Horsepower Utilization	82.3%	82.0%	82.1%	81.7%	83.6%

Units Utilized	1,242	1,229	1,208	1,202	1,198
Total Units	1,899	1,909	1,912	1,916	1,833
Unit Utilization	65.4%	64.4%	63.2%	62.7%	65.4%

(1) For a reconciliation of adjusted gross margin to its most directly comparable financial measure calculated and presented in accordance with GAAP, please read “Non-GAAP Financial Measures - Adjusted Gross Margin” below.

Exhibit 99.1

Non-GAAP Financial Measure - Adjusted Gross Margin: “Adjusted Gross Margin” is defined as total revenue less costs of revenues (excluding depreciation and amortization expense). Adjusted Gross Margin is included as a supplemental disclosure because it is a primary measure used by our management as it represents the results of revenue and costs (excluding depreciation and amortization expense), which are key components of our operations. Adjusted Gross Margin differs from gross margin, in that gross margin includes depreciation and amortization expense. We believe Adjusted Gross Margin is important because it focuses on the current operating performance of our operations and excludes the impact of the prior historical costs of the assets acquired or constructed that are utilized in those operations. Depreciation and amortization expense does not accurately reflect the costs required to maintain and replenish the operational usage of our assets and therefore may not portray the costs from current operating activity. Rather, depreciation and amortization expense reflects the systematic allocation of historical property and equipment costs over their estimated useful lives.

Adjusted Gross Margin has certain material limitations associated with its use as compared to gross margin. These limitations are primarily due to the exclusion of depreciation and amortization expense, which is material to our results of operations. Because we use capital assets, depreciation and amortization expense is a necessary element of our costs and our ability to generate revenue. In order to compensate for these limitations, management uses this non-GAAP measure as a supplemental measure to other GAAP results to provide a more complete understanding of our performance. As an indicator of our operating performance, Adjusted Gross Margin should not be considered an alternative to, or more meaningful than, gross margin as determined in accordance with GAAP. Our Adjusted Gross Margin may not be comparable to a similarly titled measure of another company because other entities may not calculate Adjusted Gross Margin in the same manner.

The following table shows gross margin, the most directly comparable GAAP financial measure, and reconciles it to Adjusted Gross Margin:

	Three months ended
	June 30, 2024	September 30, 2024	December 31, 2024	March 31, 2025	June 30, 2025
	(in thousands)
Total revenue	$38,491	$40,686	$40,658	$41,383	$41,382
Costs of revenue, exclusive of depreciation	(17,489)	(17,794)	(17,679)	(17,127)	(17,159)
Depreciation allocable to costs of revenue	(7,572)	(7,956)	(8,349)	(8,539)	(8,873)
Gross margin	13,430	14,936	14,630	15,717	15,350
Depreciation allocable to costs of revenue	7,572	7,956	8,349	8,539	8,873
Adjusted Gross Margin	$21,002	$22,892	$22,979	$24,256	$24,223

Non-GAAP Financial Measures - Adjusted EBITDA: “Adjusted EBITDA” is a non-GAAP financial measure that we define as net income (loss) before interest, taxes, depreciation and amortization, as well as an increase in inventory allowance, impairments, retirement of rental equipment, nonrecurring restructuring charges including severance and non-cash equity-classified stock-based compensation expenses. This term, as used and defined by us, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with GAAP. Adjusted EBITDA should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. However, management believes Adjusted EBITDA is useful to an investor in evaluating our operating performance because: (i) it is widely used by investors in the energy industry to measure a company’s operating performance without regard to items excluded from the calculation of Adjusted EBITDA, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired, among other factors; (ii) it helps investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the impact of our capital structure and asset base from our operating structure; (iii) it is used by our management for various purposes, including as a measure of operating performance, in presentations to our Board of Directors, and as a basis for strategic planning and forecasting.

Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are as follows: (i) Adjusted EBITDA does not reflect all our cash expenditures, future requirements for capital expenditures, or contractual commitments; (ii) Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs; (iii) Adjusted EBITDA does not reflect the cash requirements necessary to service interest or principal payments on our debt and finance leases; and (iv) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any capital expenditures for such replacements.

Exhibit 99.1

The following table reconciles our net income, the most directly comparable GAAP financial measure, to Adjusted EBITDA:

	Three months ended
	June 30, 2024	September 30, 2024	December 31, 2024	March 31, 2025	June 30, 2025
	(in thousands)
Net income	$4,250	$5,014	$2,865	$4,854	$5,188
Interest expense	2,932	3,045	3,015	3,170	3,243
Income tax expense (benefit)	1,294	1,383	283	1,482	1,597
Depreciation and amortization	7,705	8,086	8,469	8,636	8,969
Impairments	—	136	705	—	—
Inventory allowance	—	—	1,863	61	—
Retirement of rental equipment	—	—	23	728	—
Severance and restructuring charges	33	—	—	—	89
Stock-based compensation	242	522	783	359	579
Adjusted EBITDA	$16,456	$18,186	$18,006	$19,290	$19,665

Conference Call Details: The Company will host a conference call to review its fourth-quarter and year-end financial results on Tuesday, August 12, 2025 at 8:30 a.m. (EST), 7:30 a.m. (CST). To join the conference call, kindly access the Investor Relations section of our website at www.ngsgi.com or dial in at (800) 550-9745 and enter conference ID 167298 at least five minutes prior to the scheduled start time. Please note that using the provided dial-in number is necessary for participation in the Q&A section of the call. A recording of the conference will be made available on our Company's website following its conclusion. Thank you for your interest in our Company's updates.

About Natural Gas Services Group, Inc. (NGS): Natural Gas Services Group is a leading provider of natural gas compression equipment, technology and services to the energy industry. The Company designs, rents, sells and maintains natural gas compressors for oil and natural gas production and plant facilities, primarily using equipment from third-party fabricators and OEM suppliers along with limited in-house assembly. The Company is headquartered in Midland, Texas, with a fabrication facility located in Tulsa, Oklahoma, and service facilities located in major oil and natural gas producing basins in the U.S. Additional information can be found at www.ngsgi.com.

Exhibit 99.1

Forward-Looking Statements

Certain statements herein (and oral statements made regarding the subjects of this release) constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “may,” “might,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. These forward-looking statements are based upon current estimates and assumptions.

These forward–looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and factors that could cause actual results to differ materially from such statements, many of which are outside the control of the Company. Forward–looking information includes, but is not limited to statements regarding: guidance or estimates related to EBITDA growth, projected capital expenditures; returns on invested capital, fundamentals of the compression industry and related oil and gas industry, valuations, compressor demand assumptions and overall industry outlook, and the ability of the Company to capitalize on any potential opportunities.
While the Company believes that the assumptions concerning future events are reasonable, investors are cautioned that there are inherent difficulties in predicting certain important factors that could impact the future performance or results of its business. Some of these factors that could cause results to differ materially from those indicated by such forward-looking statements include, but are not limited to:

•conditions in the oil and gas industry, including the supply and demand for oil and gas and volatility in the prices of oil and gas;
•changes in general economic and financial conditions, inflationary pressures, the potential for economic recession in the U.S., tariffs and trade restrictions, including the imposition of new and higher tariffs on imported goods and retaliatory tariffs implemented by other countries on U.S. goods, and the potential effects on our financial condition, results of operations and cash flows;
•our reliance on major customers;
•failure of projected organic growth due to adverse changes in the oil and gas industry, including depressed oil and gas prices, oppressive environmental regulations and competition;
•our inability to achieve increased utilization of assets, including rental fleet utilization and monetizing other non-cash balance sheet assets;
•failure of our customers to continue to rent equipment after expiration of the primary rental term;
•our ability to economically develop and deploy new technologies and services, including technology to comply with health and environmental laws and regulations;
•failure to achieve accretive financial results in connection with any acquisitions we may make;
•fluctuations in interest rates;
•changes in regulation or prohibition of new or current well completion techniques;
•competition among the various providers of compression services and products;
•changes in safety, health and environmental regulations;
•changes in economic or political conditions in the markets in which we operate;
•the inherent risks associated with our operations, such as equipment defects, malfunctions, natural disasters and adverse changes in customer, employee and supplier relationships;
•our inability to comply with covenants in our debt agreements and the decreased financial flexibility associated with our debt;
•inability to finance our future capital requirements and availability of financing;
•capacity availability, costs and performance of our outsourced compressor fabrication providers and overall inflationary pressures;
•impacts of world events, such as acts of terrorism and significant economic disruptions and adverse consequences resulting from possible long-term effects of potential pandemics and other public health crises; and
•general economic conditions.

In addition, these forward-looking statements are subject to other various risks and uncertainties, including without limitation those set forth in the Company’s filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended December 31, 2024. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

For More Information, Contact:
Anna Delgado, Investor Relations
(432) 262-2700
IR@ngsgi.com
www.ngsgi.com

Exhibit 99.1

NATURAL GAS SERVICES GROUP, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except par value) (unaudited)

	June 30, 2025	December 31, 2024
ASSETS
Current Assets:
Cash and cash equivalents	$325	$2,142
Trade accounts receivable, net of provision for credit losses	13,742	15,626
Inventory, net of allowance for obsolescence	18,334	18,051
Federal income tax receivable	11,408	11,282
Prepaid expenses and other	2,846	1,075
Assets held for sale	2,227	—
Total current assets	48,882	48,176
Long-term inventory, net of allowance for obsolescence	—	—
Rental equipment, net of accumulated depreciation	446,952	415,021
Property and equipment, net of accumulated depreciation	22,664	22,989
Other assets	7,028	6,342
Total assets	$525,526	$492,528
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$14,491	$9,670
Accrued liabilities	10,297	7,688
Total current liabilities	24,788	17,358
Long-term debt	182,000	170,000
Deferred income taxes	48,884	45,873
Other long-term liabilities	3,640	4,240
Total liabilities	259,312	237,471
Commitments and contingencies
Stockholders’ Equity:
Preferred stock	—	—
Common stock, 30,000 shares authorized, par value $0.01; 13,811 and 13,762 shares issued, respectively	138	138
Additional paid-in capital	119,530	118,415
Retained earnings	161,550	151,508
Treasury shares, at cost, 1,310 shares for each of the dates presented, respectively	(15,004)	(15,004)
Total stockholders’ equity	266,214	255,057
Total liabilities and stockholders’ equity	$525,526	$492,528

Exhibit 99.1

NATURAL GAS SERVICES GROUP, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except earnings per share) (unaudited)
	Three months ended		Six months ended
	June 30,		June 30,
	2025	2024	2025	2024
Revenue:
Rental	$39,580	$34,926	$78,490	$68,660
Sales	750	2,270	2,677	4,773
Aftermarket services	1,052	1,295	1,598	1,965
Total revenue	41,382	38,491	82,765	75,398
Cost of revenue (excluding depreciation and amortization):
Rental	15,528	14,228	30,368	27,342
Sales	911	2,249	2,927	4,429
Aftermarket services	720	1,012	991	1,512
Total cost of revenues (excluding depreciation and amortization)	17,159	17,489	34,286	33,283
Selling, general and administrative expense	5,454	5,020	10,832	9,722
Depreciation and amortization	8,969	7,705	17,605	14,792
Inventory allowance	—	—	61	—
Retirement of rental equipment	—	—	728	5
Gain on disposition of assets, net	(124)	(229)	(178)	(229)
Total operating costs and expenses	31,458	29,985	63,334	57,573
Operating income	9,924	8,506	19,431	17,825
Other income (expense):
Interest expense	(3,243)	(2,932)	(6,413)	(5,867)
Other income (expense)	104	(30)	103	163
Total other income (expense), net	(3,139)	(2,962)	(6,310)	(5,704)
Income before income taxes	6,785	5,544	13,121	12,121
Provision for income taxes	(1,597)	(1,294)	(3,079)	(2,773)
Net income	$5,188	$4,250	$10,042	$9,348
Earnings per share:
Basic	$0.42	$0.34	$0.81	$0.75
Diluted	$0.41	$0.34	$0.80	$0.75
Weighted average shares outstanding:
Basic	12,483	12,384	12,473	12,392
Diluted	12,625	12,483	12,629	12,484

Exhibit 99.1

NATURAL GAS SERVICES GROUP, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands) (unaudited)
	Three months ended		Six months ended
	June 30,		June 30,
	2025	2024	2025	2024

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$5,188	$4,250	$10,042	$9,348
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,969	7,705	17,605	14,792
Inventory allowance	—	—	61	—
Retirement of rental equipment	—	—	728	5
Gain on disposition of assets, net	(124)	(229)	(178)	(229)
Amortization of debt issuance costs	294	165	506	315
Deferred income taxes	1,561	1,198	3,011	2,654
Stock-based compensation	579	242	938	516
Provision for credit losses	—	177	208	287
Gain on company owned life insurance	(34)	11	(17)	(173)
Changes in operating assets and liabilities:
Trade accounts receivables	1,673	9,163	1,676	5,898
Inventory	(991)	(1,501)	(344)	1,149
Prepaid expenses and prepaid income taxes	(1,961)	(1,075)	(1,897)	(825)
Accounts payable and accrued liabilities	(4,104)	5,387	513	(2,993)
Other	(54)	17	(589)	375
NET CASH PROVIDED BY OPERATING ACTIVITIES	10,996	25,510	32,263	31,119
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of rental equipment, property and other equipment	(25,809)	(17,330)	(45,065)	(28,262)
Purchase of company owned life insurance	—	(8)	—	(17)
Proceeds received from insurance for damages to equipment	99	—	99	—
Proceeds from disposition of assets, net	4	355	4	355
Proceeds from surrender of company owned life insurance	—	43	—	43
NET CASH USED IN INVESTING ACTIVITIES	(25,706)	(16,940)	(44,962)	(27,881)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from credit facility borrowings	17,122	—	23,122	8,000
Repayments of credit facility borrowings	(3,122)	(9,000)	(11,122)	(9,000)
Payments of other long-term liabilities	—	(210)	—	(385)
Payments of debt issuance costs	(1,187)	(885)	(1,187)	(885)
Proceeds from exercise of stock options	75	—	75	—
Taxes paid related to net share settlement of equity awards	—	(98)	(6)	(98)
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	12,888	(10,193)	10,882	(2,368)
NET CHANGE IN CASH AND CASH EQUIVALENTS	(1,822)	(1,623)	(1,817)	870
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	2,147	5,239	2,142	2,746
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$325	$3,616	$325	$3,616
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$3,527	$4,238	$7,037	$10,458
Income taxes paid	$—	$—	$16	$—
NON-CASH TRANSACTIONS:
Accrued purchases of property and equipment	$6,730	$—	$7,254	$—
Right of use assets acquired through an finance lease	$—	$1,219	$—	$1,751